Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Moody’s Corporation:

We consent to the use of our report dated October 26, 2017, with respect to the consolidated statements of financial position of Yellow Maple I B.V. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of profit or loss, comprehensive income, cash flows and changes in equity for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands
March 16, 2018